UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): March 29, 2007

VERI-TEK INTERNATIONAL, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer 0Identification No.)

7402 W. 100th Place, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The compensation payable to Andrew Rooke, as President and Chief Operating Officer, and Terrence McKenna, as director, described in Item 5.02 below is incorporated by reference in this Item 1.01.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 29, 2007, the Board of Directors (the “Board”) of Veri-Tek International, Inc. (the “Company”) adopted a plan to dispose of the Company’s testing and assembly equipment segment operations based in Wixom, Michigan. The Company expects that the final sale and disposal of the assets associated with the testing and assembly equipment segment operations will be completed by the end of calendar year 2007. Until the disposition of the assets is complete, the testing and assembly equipment segment will be accounted for as a discontinued operation. The Company has adopted this disposal plan following a strategic review of the operations that have generated significant losses in the past three years. This decision will permit management to focus its attention and the Company’s financial resources on the Company’s lifting equipment segment.

At this time, the Company cannot provide an estimate of the total amount or range of amounts expected to be incurred in connection with its disposal plan or an estimate of the amount or range of amounts of the charges that will result in future cash expenditures. The Company will file an amended report on Form 8-K under this Item 2.05 within four business days after it makes a determination of such estimates or ranges of estimates.

Item 2.06	Material Impairments.

In connection with the preparation and audit of the Company’s financial statements for the year ended December 31, 2006, the Board determined that certain of the assets used in connection with the Company’s testing and assembly equipment segment are impaired. Accordingly, on March 29, 2007, the Board determined that an impairment charge for certain assets related to the testing and assembly equipment segment, including inventory ($476,000), cost and estimated earnings in excess of billings ($224,000), patents and unpatented technology ($3,915,000), and property, plant and equipment ($2,017,000), was required under generally accepted accounting principles. This determination was based on a comparison of the carrying values of these assets with their fair values. The total impairment charges of $6,632,000 represent the excess of the carrying values of the assets over their fair values, less estimated cost to sell. At this time, the Company does not expect the impairment charges to result in future cash expenditures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Operating Officer:

On March 29, 2007, the Board appointed Andrew Rooke to serve as the Company’s President and Chief Operating Officer until the next annual meeting of the Board or until his respective successor is elected and qualified. The Company has not yet entered into an employment agreement with Mr. Rooke. Mr. Rooke’s compensation will consist of (i) a $250,000 base salary, (ii) eligibility for cash incentive bonuses as determined by the Compensation Committee of the Board of Directors of the Company, (iii) eligibility to participate in the Company’s equity incentive plans, (iv) eligibility to participate in all regular Company health and pension plans, and (v) a stipend of $1,000 per month for automobile expenses.

Prior to joining the Company, Mr. Rooke served as the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a division of GKN plc, from 2002 through June, 2006. Mr. Rooke also serves as a Director of Oakmont Acquisition Corporation, a position he has held since August 2006. From 2000 to 2002, Mr. Rooke served as a Director and Controller of GKN Off-Highway and Auto Components Division. From 1997 through 2000, Mr. Rooke served as the Finance Director of Yale Security Group. Mr. Rooke holds a BA in economics from York University in the United Kingdom and is qualified as a Chartered Accountant and a member of the Institute of Chartered Accountants in England and Wales.

Resignation of Directors:

Effective March 29, 2007, Joseph B. Davies and Diana Roggenbauer resigned as members of the Board of Directors. Both Mr. Davies and Ms. Roggenbauer were members of the Company’s Audit Committee, Compensation Committee, and Committee on Directors and Board Governance. These resignations were not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director:

Also effective March 29, 2007, the Board appointed Terrence McKenna to serve as a director until the next annual meeting of the shareholders of the Company. Mr. McKenna has been appointed to serve as Chairman of the Audit Committee. Mr. McKenna was also appointed to serve as a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Executive Committee. Mr. McKenna will receive annual director’s fees of $25,000 in return for his services as a member of the Board.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ David J. Langevin
Name:	David J. Langevin
Title:	Chairman and Chief Executive Officer

Date: April 2, 2007